MID-AMERICA APARTMENT COMMUNITIES, INC.

A self-managed equity REIT

PRESS RELEASE

FROM:	SIMON R.C. WADSWORTH
SUBJECT:	MAA REPORTS SUCCESSFUL CONCLUSION OF JOINT VENTURE AND IMPACT ON FFO AND NET INCOME
DATE:	JUNE 20, 2005

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that its joint venture with Crow Holdings, in which it has a 1/3 interest, has successfully completed the sale of its remaining two properties on terms more favorable than previously anticipated.

Simon Wadsworth, CFO said “We recorded 2 cents per share/unit more of net income and cash flow than we planned due to both higher final sale prices and lower related joint venture close-out costs. After further review of the partnership agreement and required accounting treatment, we have determined that the joint venture agreement requires a different allocation between gain on sale and promote fee than previously considered in providing prior funds from operations (“FFO”) guidance. We now expect to report 7 cents of net income as a promote fee, less 1 cent of associated financing costs, (which are included in FFO), and 13 cents of net income as gain on sale. We had previously interpreted the agreement to indicate that all cash flow in excess of a base-level return was considered to be promote fee and included in FFO. Thus we now expect to allocate more of the proceeds to gain on sale and less of the proceeds to the promote fee than previously considered in providing second quarter FFO guidance. As pointed out, the actual overall cash received from the transactions was 2 cents per share/unit greater than we had previously anticipated.

“Including the promote fee, our revised FFO guidance for the second quarter is now 82 to 89 cents per share/unit. We believe our current FFO guidance for the third and fourth quarters is reasonable.”

Eric Bolton, Chairman and CEO said “The venture was very successful for both our partners at Crow Holdings and for Mid-America. The return on Mid-America’s joint venture equity was in excess of 35%.”

The two joint venture properties, located in Dallas and Atlanta, were sold for an aggregate price of $59.6 million, representing a 5.9% cap rate and $78,000 per apartment unit. After payment of debt, Mid-America received total proceeds of $12.3 million, including the joint venture promote and the $4.5 million mezzanine loan owed to Mid-America, which it has applied to pay down its credit facilities.

Mid-America provides guidance on FFO and does not forecast net income available for common shareholders. It is not possible to reasonably predict the timing and certainty of acquisitions and dispositions that would materially affect depreciation, capital gains or losses and minority interest, or to forecast extraordinary items, which, combined, generally represent the difference between net income available for common shareholders and FFO.

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 37,365 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K/A, particularly including the risk factors contained in the latter filing.